UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2010

Anadys Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50632 (Commission File Number)	22-3193172 (IRS Employer Identification No.)
5871 Oberlin Drive, Suite 200
San Diego, CA 92121
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (858) 530-3600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

In this report, “Anadys Pharmaceuticals,” “Anadys,” “we,” “us” and “our” refer to Anadys Pharmaceuticals, Inc. and its wholly-owned subsidiaries, unless the context otherwise provides.
Item 8.01 Other Events.
We are filing the following information with the Securities and Exchange Commission for the purpose of updating certain aspects of our publicly disclosed descriptions of our business and risk factors.
About Anadys Pharmaceuticals, Inc.
Our Business
     Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. We believe hepatitis C represents a large and significant unmet medical need. Our objective is to contribute to an improved treatment outcome for patients with this serious disease.
     We are preparing to initiate a Phase IIb study of ANA598, a direct acting antiviral, or DAA, for the treatment of hepatitis C. ANA598 is a small-molecule, non-nucleoside inhibitor of the NS5B polymerase. We are also preparing to initiate a Phase IIa trial in hepatitis C patients of ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7, or TLR7, pathway.
     We retain all commercialization rights to both ANA598 and ANA773, which were discovered at Anadys.
Recent Developments
Update on ANA598 Phase II Study
     We are currently conducting a Phase II study of ANA598 in combination with pegylated interferon and ribavirin, which is the current standard of care (SOC) for the treatment of hepatitis C. In this study, ANA598 was dosed for 12 weeks in combination with SOC, after which patients continue to receive SOC alone. Dosing of ANA598 was completed earlier this year, and we are nearing completion of dosing with SOC alone. In this ongoing study, treatment-naïve (previously untreated) genotype 1 patients received ANA598 or placebo in combination with SOC for 12 weeks at dose levels of 200 mg twice-daily (bid) or 400 mg bid, each with a loading dose of 800 mg bid on day one. Patients who achieved undetectable levels of virus at weeks four and 12 were randomized to stop all treatment at week 24 or 48. Patients are then measured 12 weeks and 24 weeks after all treatment is ended to determine their hepatitis C virus (HCV) levels. Those who show undetectable levels of virus 24 weeks after cessation of all treatment are deemed to have achieved a Sustained Virologic Response (SVR or SVR24), recognized as a viral cure. Those patients who show undetectable levels of virus 12 weeks following cessation of treatment are deemed to have achieved a sustained virologic response as of week 12 (SVR12), which is recognized within the HCV community as having significant predictive effect of achieving SVR24.
     In the 200 mg bid cohort, six patients who received ANA598 were randomized to stop all treatment at week 24. We currently have data on the HCV levels for three of these six patients, measured 24 weeks after all treatment was ended. This data shows that all three of these reported patients achieved SVR24. A fourth patient in this group, who was previously reported to have achieved SVR12, was recently determined to have continued receiving SOC past week 24 due to an error in duration of administration at a clinical site. This patient has maintained undetectable levels of virus through week 48, but this response is now properly characterized as undetectable levels of virus at end-of-treatment. 24-week HCV level data for the other two patients in this first group are not yet available.
     In the 400 mg bid cohort, seven patients who received ANA598 were randomized to stop all treatment at week 24. We currently have data on the HCV levels for six of these seven patients, measured 12 weeks after all treatment was ended. This data shows that three out of the six reported patients achieved SVR12, while three did not. Based on our initial analysis of the data from this group, it appears that the three patients who did not achieve SVR12 had low levels of ribavirin at week four of the study. Industry literature references regarding HCV therapy have reported that patients who have low levels of ribavirin early in the treatment regimen are less likely to achieve a sustained virologic response after completion of therapy, despite achieving undetectable levels of virus while on therapy. This phenomenon is well recognized within the HCV community as the unexplained positive effect of ribavirin, which is necessary in the large majority of patients in order to achieve an SVR after having achieved undetectable levels of virus during treatment. We believe that this phenomenon was a contributing factor leading to the failure of these three patients to achieve SVR12. 12-week HCV level data from the last patient in this group is not yet available.
     In 2009, a genetic marker in patients was discovered that predicts response to SOC. This marker, called IL-28B, is represented in the human population as one of three values — CC, CT or TT. It was determined that patients with the CC marker have a much faster antiviral response to SOC over 12 weeks than patients with CT or TT, who are collectively grouped as non-CC. Within the context of response-guided therapy, which is expected to become standard if and when DAAs are approved, patients with faster antiviral response could be candidates for successful treatment with a six-month treatment course instead of the standard twelve-month course, thereby eliminating the tolerability and cost burdens of the second six months of pegylated interferon and ribavirin treatment. Data generated to date from the ANA598 Phase II combination study demonstrated that adding ANA598 to SOC accelerated the antiviral response in both CC and non-CC patient types.
Planned Phase IIb Study of ANA598
     We are preparing for a Phase IIb study of ANA598 in combination with pegylated interferon and ribavirin, which we intend to initiate early in the first quarter of 2011. In the planned study, approximately 200 chronically infected hepatitis C patients would receive ANA598 200 mg bid in combination with pegylated interferon and ribavirin, with a loading dose of 800 mg ANA598 twice on day one. In addition, approximately 66 patients would receive placebo added to SOC. Enrollment is expected to include equal numbers of treatment-naïve patients and treatment-experienced patients who have failed a prior course of pegylated interferon and ribavirin, including difficult to treat prior null-responders. Treatment duration for naïve patients would be response-guided, while treatment-experienced patients would receive all three agents for 48 weeks, with all patients receiving SOC and either ANA598 or placebo for a concurrent duration. We are currently finalizing discussions with the U.S. Food and Drug Administration (FDA) regarding details of the trial design. We plan to conduct the study at a number of sites within and outside of the United States.
Planned Phase IIa Study of ANA773
     In June 2009, in order to direct sufficient investment toward ANA598, we suspended development of ANA773 prior to our receipt of data from the last cohort enrolled in a monotherapy trial of ANA773 in HCV patients. The data from this last 2000 mg cohort suggests that the antiviral activity of ANA773 in HCV patients could be comparable to pegylated interferon over a similar timeframe. We also believe that recent developments in the HCV landscape, including clinical data indicating that it may be difficult to replace pegylated interferon entirely in the treatment of HCV, support the potential commercial value of an oral interferon replacement such as ANA773. As a result, we have decided to resume clinical investigation of ANA773 in HCV. We intend to conduct a 28 day combination study of ANA773 with ribavirin. If supported by the data from the first cohorts utilizing ribavirin only, this study would also include additional cohorts in which ANA773 would be tested as a triple combination with ribavirin and a DAA, to parallel the likely future use of interferon. We intend to conduct this study in Europe and potentially other countries, and we expect that up to approximately 75 patients would participate in the trial, inclusive of the DAA cohorts.
Business Update
     In May, we announced that we had engaged Lazard Frères & Co. LLC (Lazard) as our strategic advisor as we pursue various avenues aimed at value recognition for our stockholders, including a potential sale of the Company and/or selling or licensing our assets, including ANA598. This engagement of Lazard is ongoing and we continue to explore potential strategic transactions, in parallel with moving our ANA598 and ANA773 programs forward. Our goal is to realize value for our stockholders through one or more potential strategic transactions and/or the continued development of our product candidates. We cannot guarantee that our discussions with third parties about potential strategic transactions will result in substantive business negotiations, or that any such business negotiations will progress on our desired timelines. Similarly, we cannot guarantee that we will enter into a strategic transaction on favorable terms, or at all.
Projected Development Timelines for ANA598 and ANA773
     We expect the following development milestones for our ANA598 and ANA773 programs, with the projected timing and data events contingent, among other things, on finalization of our discussions with the FDA regarding the details of the trial design for the ANA598 Phase IIb study and our anticipated interactions with ex-US regulatory agencies for both programs:

1st Quarter 2011	Initiate dosing in Phase IIb trial of ANA598
2nd Quarter 2011	Response guided therapy benchmark for ANA598 + SOC in naïve patients
2nd Quarter 2011	Initiate patient dosing in ANA773 + ribavirin Phase 2a trial
3rd Quarter 2011	12-week antiviral response and safety data for ANA598+SOC in treatment experienced and naïve patients
4th Quarter 2011	24-week response and safety data for ANA598+SOC
4th Quarter 2011	Initial RVR data for ANA773+ ribavirin
Risk Factors
Risk Related to Our Business
Our projected development timelines for ANA598 and ANA773 are contingent, among other things, on finalization of our discussions with the FDA regarding the details of the trial design for the ANA598 Phase IIb study, and our anticipated interactions with ex-US regulatory authorities for both programs. There is no guarantee that the FDA and/or ex-US regulatory authorities will allow the studies to proceed or that they will not impose requirements which could result in unexpected cost increases and/or delays to our desired timelines for the studies.
     We have submitted a draft protocol for our planned ANA598 Phase IIb study to the FDA under our existing Investigational New Drug Application (IND), and are currently working with the FDA to finalize the details of the protocol. Based on our communications with the FDA, we expect to be able to initiate the Phase IIb trial of ANA598 early in the first quarter of 2011. However, we cannot be sure that the FDA will not raise issues or that our planned Phase IIb trial will be allowed to proceed in a timely manner or at all.
     Similarly, we will need to obtain clearance from applicable foreign regulatory authorities prior to initiating dosing in the ANA598 Phase IIb study in countries outside of the United States and prior to initiating the ANA773 Phase IIa study. There is no guarantee that we will be able to timely satisfy the requests of any such foreign regulatory authorities or that such regulatory authorities will not impose additional requirements on the conduct or the studies, or allow the studies to proceed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADYS PHARMACEUTICALS, INC.
Dated: October 15, 2010	By:	/s/ Peter T. Slover
		Name:	Peter T. Slover
		Title:	Vice President, Finance and Operations